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FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2011
Presidential Life Corporation (Exact name of registrant as specified in its charter)
Delaware 000-05486 13-2652144 (State or other jurisdiction (Commission (IRS Employer of incorporation) File Number) Identification No.)
69 Lydecker Street Nyack, New York 10960 (Address of principal executive offices) (Zip Code)
(845) 358-2300
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02

Results of Operations and Financial Condition

On May 16, 2011, Presidential Life Corporation (the “Company”) issued a press release announcing the Company’s financial results for its fiscal first quarter ended March 31, 2011.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information included in this Current Report on Form 8-K (including Exhibit 99.1 hereto) that is furnished pursuant to this Item 2.02 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2)  of the Securities Act of 1933, as amended.  In addition, the information included in this Current Report on Form 8-K (including Exhibit 99.1 hereto) that is furnished pursuant to this Item 2.02 shall not be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference into such filing.

Item 9.01  Financial Statements and Exhibits

         (d)      Exhibits:

       99.1   Press Release entitled “Presidential Life Announces First Quarter 2011 Results” issued by Presidential Life Corporation on May 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESIDENTIAL LIFE CORPORATION

Date: May 16, 2011	By:	/s/ Donald L. Barnes
		Name:	Donald L. Barnes
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit

99.1

Press Release entitled “Presidential Life Announces First Quarter 2011 Results” issued by Presidential Life Corporation on May 16, 2011.

Presidential Life Announces First Quarter 2011 Results

- Reports first quarter 2011 EPS of $0.25 compared to ($0.06) for the first quarter of 2010 -

Nyack, N.Y. (May 16, 2011) — Presidential Life Corporation (“we,” “our,” “Presidential Life” or the “Company”) (Nasdaq: PLFE) today announced results for the first quarter ended March 31, 2011.  Presidential Life, through its wholly owned subsidiary Presidential Life Insurance Company, is engaged in the sale of fixed deferred and immediate annuities, life insurance and accident & health insurance products.

Total revenues in the first quarter of 2011 were $64.9 million, an increase of $4.9 million or 8.2% compared with $60.0 million in the first quarter of 2010.  First quarter 2011 net income increased to $7.5 million or $0.25 per share, compared to a loss of $1.9 million or ($0.06) per share for the comparable three-month period in 2010.

“Despite the ongoing low interest rate environment, which continues to impact the life insurance/annuity industry, we are pleased to report solid earnings driven by strong returns in our investment portfolio from our fixed maturities and equity in limited partnerships holdings.  In addition, we continue to increase the strength of our NAIC risk-based capital ratio,” said Donald Barnes, Presidential Life’s Vice Chairman, Chief Executive Officer and President.  “As we move further into 2011, we will continue to execute on our core strategy of developing a national operating platform, through the planned addition of a separate life insurance operating company, and expected broadening of our individual annuity product offerings to include fixed indexed annuities.”

Key Items for the First Quarter Results

•

Investment spread1 totaled 100 basis points in 2011 compared to 74 basis points for 2010.

•

Our capital base continues to strengthen with our NAIC action level risk-based capital (“RBC”) ratio increasing to 515% in 2011 from 449% in 2010.

•

Total annuity sales2 of $13.7 million in the first quarter, a decrease of 60% compared to 2010 levels due to the continued low interest rate environment.

•

Annuity surrenders amounted to $32.0 million in the first quarter of 2011 compared to $28.9 million for the same period in 2010, an 11% increase.

Discussion of First Quarter 2011 Financial and Operating Results

Total annuity considerations with life contingencies, life insurance and accident & health premiums were $5.9 million in the first quarter of 2011 versus $14.7 million for the same periods in 2010.  Life insurance and accident & health premiums totaled $4.5 million in the first quarter of 2011.  This amount represents a decrease of $0.1 million or 1.4% from the same period in 2010.  Immediate annuity considerations with life contingencies decreased $8.8 million in the first quarter of 2011 when compared to the same period in 2010.

Sales of deferred annuities and immediate annuities without life contingencies were $12.4 million in the first quarter of 2011, a decrease of $11.8 million or 48.8% from the same period in 2010.  The decrease was primarily due to the continued low interest rate environment that persisted through the first quarter of 2011.

Net investment income was $49.5 million in the first quarter of 2011, an increase of $1.2 million or 2.6% from the same period in 2010.  The principal driver was the continued reinvestment of cash balances into longer-dated, higher-yielding fixed income instruments.  Excluding the return on the Company’s limited partnership investments in both periods, the investment yield for the first quarter of 2011 would have been 5.97% versus 5.82% for the same period in 2010.

Net realized investment gain was $4.8 million in the first quarter of 2011 versus a net realized gain of $0.2 million for the same period in 2010.  The increase of approximately $4.6 million was primarily due to an increase in realized gains on fixed maturities of approximately $1.0 million and $3.2 million, attributable to limited partnership distributions received in the first quarter of 2011, offset by limited partnership OTTI losses of $0.9 million.

Interest credited and benefits paid and accrued to policyholders were $45.0 million in the first quarter of 2011, a decrease of $8.8 million or 16.3% from the same period in 2010.  The primary reason for the decrease was the reduction in sales of the immediate annuity considerations with life contingencies.  General expenses and commissions to agents were $7.4 million in the first quarter of 2011, an increase of $0.3 million or 4.1% from the same period in 2010.  The majority of the increase in the first quarter was due to an increase in salary and legal expenses.

The Company recorded an income tax expense of $3.9 million in the first quarter of 2011 compared to a tax benefit of $1.0 million for the same period in 2010.  The principal driver of the increased tax expense was higher pre-tax income.

Restatement

This press release reflects the restatement of the Company's unaudited consolidated financial statements for the period ended March 31, 2010 and December 31, 2010 as discussed in note 9 to the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 16, 2011

Cautionary statement regarding forward-looking statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations of future events, trends or results and include any statement that does not directly relate to any historical or current fact.  Forward-looking statements can be identified by such words as “anticipates,” “believes,” “expects,” “intends,” “plans,” and similar terms and include without limitations, statements relating to our geographic expansion plans and plans to expand our product offerings, statements generally about our future plans and business strategy, and expected or anticipated future events or performance.

These forward-looking statements involve risks and uncertainties including our ability to successfully expand our operations beyond our current regional format, our ability to increase our product offerings and other risks that are discussed in our Annual Report on Form 10-K filed with the SEC.  Accordingly, there is no assurance that our plans, strategy and expectations will be realized.  Actual future events and results may differ materially from those expressed or implied in forward-looking statements.

About Presidential Life

Presidential Life Corporation, through its wholly owned subsidiary Presidential Life Insurance Company, is a leading provider of fixed deferred and immediate annuities, life insurance and accident & health insurance products to financial service professionals and their clients.  Headquartered in Nyack, New York, the Company was founded in 1969 and markets its products in 50 states and the District of Columbia.  For more information, visit our website www.presidentiallife.com.

Contacts

Presidential Life Corporation Donald Barnes President and Chief Executive Officer (845) 358-2300 ext. 250	Presidential Life Corporation P.B. (Pete) Pheffer Senior Vice President and Chief Financial Officer (845) 358-2300 ext. 205

PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data)

	Three Months Ended March 31
	(Unaudited)
	2011	2010
REVENUES:		(As Restated)
Insurance revenues:
Premiums	$ 4,518	$ 4,583
Annuity considerations	1,364	10,135
Universal life and investment type policy fee income	931	525
Equity in earnings (losses) on limited partnerships	2,140	(4,730)
Net investment income	49,458	48,222
Net realized investment gains	5,781	231
Other than temporary impairment losses recognized in earnings	(940)	-
Other income	1,639	990
TOTAL REVENUES	64,891	59,956

BENEFITS AND EXPENSES:
Death and other life insurance benefits	4,484	4,460
Annuity benefits	21,428	20,397
Interest credited to policyholders’ account balances	25,475	26,590
Other interest and other charges	260	339
Increase (decrease) in liability for future policy benefits	(6,650)	1,982
Commissions to agents, net	1,153	1,812
Costs related to consent revocation solicitation and related matters	-	968
General expenses and taxes	6,218	5,271
Change in deferred policy acquisition costs	1,131	1,015
TOTAL BENEFITS AND EXPENSES	53,499	62,834

Income (loss) before income taxes	11,392	(2,878)

Provision (benefit) for income taxes:
Current	(950)	1,788
Deferred	4,881	(2,812)
	3,931	(1,024)

NET INCOME (LOSS)	$ 7,461	$ (1,854)

Earnings (loss) per common share, basic	$ 0.25	$ (0.06)
Earnings (loss) per common share, diluted	$ 0.25	$ (0.06)

Weighted average number of shares outstanding during the year, basic	29,574,697	29,574,697

Weighted average number of shares outstanding during the year, diluted	29,574,697	29,574,697

PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, December 31,
	2011	2010
ASSETS:	(Unaudited)	(Unaudited)
Investments:		(As Restated)
Fixed maturities:
Available for sale at market (Amortized cost
of $3,149,267 and $3,209,803 respectively)	$ 3,323,714	$ 3,391,998
Common stocks (Cost $2,102 and $472, respectively)	2,891	1,279
Derivative instruments, at fair value	9,270	9,402
Real estate	415	415
Policy loans	18,582	19,607
Short-term investments	204,776	107,958
Limited partnerships	220,147	195,501
Total Investments	3,779,795	3,726,160

Cash and cash equivalents	2,230	5,924
Accrued investment income	45,337	42,757
Deferred policy acquisition costs	57,755	57,298
Furniture and equipment, net	342	376
Amounts due from reinsurers	17,075	16,644
Amounts due from security transactions	1,303	49,005
Federal income tax recoverable	7,304	2,627
Other assets	1,487	1,495
TOTAL ASSETS	$ 3,912,628	$ 3,902,286

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Policy Liabilities:
Policyholders' account balances	$ 2,376,289	$ 2,401,482
Future policy benefits:
Annuity	655,391	663,456
Life and accident and health	82,873	81,081
Other policy liabilities	12,188	11,718
Total policy liabilities	3,126,741	3,157,737
Deposits on policies to be issued	896	1,166
General expenses and taxes accrued	2,317	1,573
Deferred federal income taxes, net	57,241	45,157
Amounts due for security transactions	8,482	-
Other liabilities	15,697	14,745
Total Liabilities	3,211,374	3,220,378

Commitments and Contingencies

Shareholders' Equity:
Capital stock ($.01 par value; authorized
100,000,000 shares; issued and outstanding
29,574,697 and 29,574,697 shares, respectively)	296	296
Additional paid in capital	7,194	7,123
Accumulated other comprehensive income (loss)	132,271	107,041
Retained earnings	561,493	567,448
Total Shareholders' Equity	701,254	681,908
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 3,912,628	$ 3,902,286

Footnotes

1 Defined as the yield on invested assets (exclusive of limited partnerships) over the cost of money on annuity liabilities.

2 In accordance with Generally Accepted Accounting Principles (“GAAP”), sales of deferred annuities and immediate annuities without life contingencies ($12.4 million) are not reported as insurance revenues, but rather as additions to policyholder account balances.  In addition, sales of immediate annuities with life contingencies, which are reported as insurance revenues under GAAP, totaled $1.3 million.